Exhibit 99.D10

SUB-ADVISORY AGREEMENT

THIS AGREEMENT, made on June 16, 2014 by and between Max Funds, LLC, a Delaware limited liability company (the “Adviser”), and Index Management Solutions, LLC, a Pennsylvania limited liability company (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment management services; and

WHEREAS, the Sub-Adviser is a registered investment adviser under the Advisers Act, and engages in the business of providing investment management services; and

WHEREAS, the Board of Trustees of the Trust (the “Board” or the “Trustees”) and the Adviser desire to retain the Sub-Adviser to render investment advisory and other services to the funds specified in Schedule A hereto, as amended from time to time, each a series of the Trust (each, a “Fund” and collectively, the “Funds”), in the manner and on the terms hereinafter set forth; and

WHEREAS, the Adviser has the authority under the Investment Advisory Agreement, subject to the approval of the Board, to select sub-advisers for each Fund; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.          The Adviser hereby appoints the Sub-Adviser to act as a sub-adviser for each Fund, subject to the supervision and oversight of the Adviser and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. As sub-adviser to each Fund, the Sub-Adviser will perform certain of the day-to-day operations of the Funds, including the day-to-day trading, rebalancing and cash management of each Fund’s assets. The Sub-Adviser will manage the investment and reinvestment of the assets of the Fund and determine the composition of the assets of the Fund in accordance with the terms of this Agreement, the Fund’s Prospectus and Statement of Additional Information. The Sub-Adviser hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided. The Sub-Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or to represent the Adviser, the Trust or a Fund in any way, or in any way be deemed an agent of the Adviser, the Trust or a Fund. The Sub-Adviser shall regularly make decisions as to what securities to purchase and sell on behalf of the Fund and shall record and implement such decisions and shall furnish the Adviser and the Board with such information and reports regarding the Funds’ investments as the Sub-Adviser deems appropriate or as the Adviser or the Board may reasonably request.

2

2.          (a)        The Sub-Adviser shall place and execute Fund orders for the purchase and sale of portfolio securities with broker-dealers. Subject to obtaining the best price and execution reasonably available, the Sub-Adviser is authorized to place orders for the purchase and sale of portfolio securities for a Fund with such broker-dealers as it may select from time to time. The Sub-Adviser also agrees that it will cooperate with the Trust to allocate brokerage transactions to brokers or dealers who provide benefits directly to such Fund; provided, however, that such allocation comports with applicable law including, without limitation, Rule 12b-1(h) under the 1940 Act.

(b)          Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board and officers of the Trust, the Sub-Adviser is authorized to cause a Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Sub-Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to such Fund and to other funds or clients for which the Sub-Adviser exercises investment discretion.

(c)          The Sub-Adviser is authorized to direct portfolio transactions to a broker that is an affiliated person of the Sub-Adviser, Adviser or a Fund in accordance with such standards and procedures as may be approved by the Board in accordance with Rule 17e-1 under the 1940 Act, or other rules promulgated by the U.S. Securities and Exchange Commission (“SEC”). Any transaction placed with an affiliated broker must (i) be placed at best execution, and (ii) may not be a principal transaction.

3

(d)          The Sub-Adviser is authorized to aggregate or “bunch” purchase or sale orders for a Fund with orders for various other clients when it believes that such action is in the best interests of such Fund and all other such clients. In such an event, allocation of the securities purchased or sold will be made by the Sub-Adviser in accordance with the Sub-Adviser’s written policy.

3.          The Sub-Adviser will, unless and until otherwise directed by the Adviser or the Board, exercise all rights of security holders with respect to securities held by each Fund, including, but not limited to: converting, tendering, exchanging or redeeming securities. Unless instructed otherwise by the Adviser or the Board, the Sub-Adviser will have no responsibility to vote proxies with respect to securities held by each Fund. The Sub-Adviser, however, will promptly provide any proxy-related information received by it with respect to the securities held by a Fund to the Adviser or the proxy voting service provider designated by the Adviser and will cooperate to the extent necessary with the Adviser or designated proxy voting service provider to facilitate the voting of such proxies.

4.          (a)          As compensation for the services to be rendered to the Fund by the Sub-Adviser under the provisions of this Agreement, the Adviser shall pay to the Sub-Adviser an annual fee equal to the amount of the daily average net assets of such Fund shown on Schedule A attached hereto, payable on a monthly basis.

(b)          If this Agreement is terminated prior to the end of any calendar month, the management fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

4

5.          The services to be rendered by the Sub-Adviser to the Adviser, the Funds and the Trust under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

6.          The Sub-Adviser, its members, employees and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual, and may render underwriting services to the Trust on behalf of a Fund or to any other investment company, corporation, association, firm, entity or individual. In accordance with the Advisers Act, if there is a change in the membership of the Sub-Adviser, which is a limited liability company, the Sub-Adviser shall, as soon as reasonably practicable after such change, notify the Adviser, the Trust and the Board of the change.

7.          In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties to the Adviser or a Fund, the Sub-Adviser shall not be liable to the Adviser, the Trust, a Fund or to any Trustee or shareholder of the Trust or a Fund for any loss or damage arising from any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any investment or security, or otherwise.

5

8.          (a)    This Agreement shall be executed and become effective as of the date written below if approved (i) by the Board, including a majority of the Trustees who are not parties to this Agreement or interested persons of such party (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) the vote of a majority of the outstanding voting securities of a Fund, unless such vote is not required by the rules or orders of the SEC or the interpretive positions of the staff of the SEC. It shall continue in effect for an initial period of two years and may be renewed thereafter only so long as such renewal and continuance is specifically approved as required by the 1940 Act (currently, at least annually by the Board or by vote of a majority of the outstanding voting securities of a Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval).

(b)          No amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act (currently, by the vote of a majority of the outstanding voting securities of a Fund unless such shareholder approval would not be required under applicable interpretations by the staff of the SEC, and by the vote of a majority of Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval).

(c)          In connection with such renewal or amendment, it shall be the duty of the Board to request and evaluate, and the duty of the Sub-Adviser to furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement and any amendment thereto.

6

(d)          Notwithstanding the foregoing, this Agreement may be terminated by the Adviser or the Trust at any time, without the payment of a penalty, on sixty (60) days’ written notice to the Sub-Adviser of the Adviser’s or the Trust’s intention to do so, pursuant to action by the Board or pursuant to a vote of a majority of the outstanding voting securities of a Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of penalty on sixty (60) days’ written notice to the Adviser of its intention to do so. In addition, the Adviser may terminate this Agreement immediately upon written notice if the Sub-Adviser becomes statutorily disqualified from performing its duties under this Agreement or otherwise legally prohibited from operating as an investment adviser. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Adviser to pay to the Sub-Adviser the fee provided in Paragraph 4 hereof. This Agreement will automatically terminate, without the payment of any penalty, in the event of the assignment or termination of the Investment Advisory Agreement between the Adviser and the Trust. This Agreement shall automatically terminate in the event of its assignment unless the parties hereto, by agreement, obtain an exemption from the SEC from the provisions of the 1940 Act pertaining to the subject matter of this paragraph.

9.          This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

10.         For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities”; “interested persons”; and “assignment” shall have the meaning defined in the 1940 Act and the rules and interpretations thereunder.

7

IN WITNESS WHEREOF, the parties hereto have this Agreement to be executed by their duly authorized officers on the date first written above.

Max Funds, LLC

Attest:	By:	/s/ Jonathan Krane
	Name:	Jonathan Krane
	Title:	Chief Executive Officer

Index Management Solutions, LLC

Attest:	By:	/s/ Michael J. Gompers
	Name:	Michael J. Gompers
	Title:	Chief Executive Officer

8

Schedule A

to the

Sub-Advisory Agreement

by and between

Index Management Solutions, LLC

and Max Funds, LLC

Fund	Effective Date

Max Thomson Reuters Venture Capital Fund

•	5.0 basis points (0.05%) per annum on the fund’s daily average net assets up to $50 Million
•	4.0 basis points (0.04%) per annum on the next $50 Million
•	3.0 basis points (0.03%) per annum on the excess

Minimum Annual Fees:

Each fund will be subject to the following minimum fee schedule:

•	$20,000 minimum annual fee per fund

Index Management Solutions, LLC will manage the soft dollar program for the Funds. IMS will have discretion over payments made using soft dollars.

The above Annual Fees will be billed monthly in arrears based on the average daily market value of each Fund or at the minimum rate applied pro rata.

9